Exhibit 99.1

First Financial Bancorp Reports 89% Increase in Quarterly Earnings and
                 78% Increase in Year to Date Earnings

    LODI, Calif.--(BUSINESS WIRE)--July 20, 2004--First Financial Bancorp (OTCBB:FLLC) the parent company (the Company) of Bank of Lodi, N.A., today reported net income for the second quarter of 2004 totaling $678,000, an 89% increase from $359,000 in net income for the same period in 2003. Diluted earnings per share for the second quarter of 2004 totaled $0.35, an 84% increase from the $0.19 per diluted share earnings for the second quarter in 2003. Net income for the six-month period ended June 30, 2004 totaled $1,245,000, a 78% increase over the $701,000 earned during the same period last year. Year to date diluted earnings per share for the first six months of 2004 totaled $0.65, an increase of 76% over the prior year per diluted share earnings, which totaled $0.37.
    The Company has continued to experience double-digit growth in each of its key strategic areas -- assets, loan and deposits. When comparing June 30, 2004 to the same date last year, total assets increased $43.6 million, or 15.5%, total loans increased $37.0 million or 21.5% and total deposits increased $28.2 million or 11.4%. Return on average equity for the three and six month periods ended June 30, 2004 totaled 13.07% and 12.12%, respectively, compared to 7.29% and 7.17% for the same periods in 2003. Return on average assets during the same periods totaled 0.83% and 0.77% in 2004 compared to 0.53% and 0.52% in 2003, respectively.
    "We are exceptionally pleased with the achievements of this quarter and the past six months and are so proud of the hard work of our fine employees who have made this possible. We have consistently stated our belief that once we reached $300 million in assets our results would demonstrate the value of our efforts and please our investors. That was our plan and now, as a result of the continued success of our strategic plan, we earned more money during the first six months of 2004 than we earned during all of 2003," reported Leon Zimmerman, President and Chief Executive Officer. "We now have great momentum and we intend to rely on our plan to produce continued success," Zimmerman continued. "In fact, when considering the effect on net income for the expenses associated with the dissident directors and the pending litigation, our Company would have earned more income these past six months than it has earned during any year in the history of our Company," reported Zimmerman. Zimmerman further reported that, "the branch recently opened in downtown Sacramento is now profitable, and is operating ahead of plan. It has been tremendous to see the success we are experiencing in Sacramento, having achieved profitability after only nine months of operation."
    Average earning assets and deposits continued to grow in 2004, increasing 31% and 24%, respectively, over 2003. Net interest income totaled $3,348,000 in the second quarter of 2004, compared to $2,872,000 for the same period last year, representing an increase of $476,000. Compared to year-to-date 2003, net interest income in 2004 increased $1,027,000, or 19%, to $6,528,000 from $5,501,000. The increase is reflective of a $1,080,000 increase in interest income, which is primarily due to the increase in the loan and securities portfolios. The Company's average cost of funding its earning assets decreased from 1.23% during the second quarter of 2003 to 0.88% during the second quarter of 2004, and decreased to 0.97% during the six months ended June 30, 2004 from 1.24% for the same period of 2003. During the first six months of 2004, the net interest margin decreased to 4.59% compared to 5.11% for the same period of 2003, principally as a result of the continued low interest rate environment.
    The provision for loan losses totaled $165,000 and $235,000 for the three and six month periods ended June 30, 2004. This compares to a provision of $55,000 and $312,000 during the three and six month periods ended June 30, 2003. Net charge-offs for the six-month period ended June 30, 2004 totaled $607,000 as compared to $109,000 for the same period in 2003. During the second quarter of 2004, the Company's net charge-offs totaled $588,000, which were primarily related to nonperforming agricultural loans of a single borrower. Total nonperforming loans decreased $2,030,000 during the first six months of 2004. At June 30, 2004, nonperforming loans totaled $1,850,000 or 0.9% of gross loans as compared to $3,880,000, or 2.1% at December 31, 2003 and $2,350,000, or 1.4% at June 30, 2003. The ratio of the allowance for loan losses to gross loans was 1.4% and 1.9% at June 30, 2004 and 2003, respectively.
    Noninterest income totaled $1,058,000 for the quarter ended June 30, 2004 representing a decrease of $34,000, or 3.1% when compared to the prior year quarter. For the six months ended June 30, 2004, noninterest income decreased $227,000, or 10% when compared to the same period of 2003. The decreases in noninterest income are principally related to a decline in the Company's residential mortgage lending activity during 2004 when compared to 2003. During the three and six month periods ended June 30, 2004, the gain on the sale of loans decreased $117,000, or 36.6% and $279,000, or 44.6%, respectively, as compared to 2003. Included in noninterest income at June 30, 2004 is the gain on the sale of investment securities of $65,000, which is a decrease of $23,000 when compared to 2003.
    The Company experienced a decrease in noninterest expense totaling $132,000, or 3.9% for the second quarter of 2004 compared to 2003. The leading factor contributing to the decrease in noninterest expense was a $126,000, or 6.7% decrease in salaries and employee benefits (which includes commissions paid to residential mortgage lending officers). For the first six months of 2004, noninterest expense increased $90,000, or 1.4%, compared to the first six months of 2003. Included in noninterest expense during 2004 are year-to-date costs totaling $195,000 associated with responding to the actions initiated by three dissident directors and $24,000 associated with pending litigation.
    In April 2002, the Board of Directors authorized a stock repurchase program approving the repurchase of up to $2 million of the Company's stock. As of June 30, 2004 the Company had acquired a total of 51,087 shares at a cost of approximately $712,000 pursuant to the stock repurchase program. The repurchase program has been extended to December 31, 2004.

    First Financial Bancorp is the parent of Bank of Lodi, N.A., a locally owned community bank formed in 1982. Bank of Lodi, N.A. offers financial services via the web at www.bankoflodi.com, by phone at 888-265-8577, at any one of its nine branches located in the communities of Lodi, Woodbridge, Lockeford, Galt, Plymouth, San Andreas, Elk Grove, Folsom and Sacramento or its loan production office located in Folsom, Ca.

    This press release contains forward looking statements within the meaning of "safe harbor" provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as such, may involve risks and uncertainties. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations, are generally identifiable by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," "project" or similar expressions. These forward-looking statements relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, potential future performance, potential future credit experience, perceived opportunities in the market, and statements regarding the Company's mission and vision. The Company's actual results, performance, and achievements may differ materially from the results, performance, and achievements expressed or implied in such forward-looking statements due to a wide range of factors which are set forth in our annual report on Form 10-K on file with the SEC.

-0-


               FIRST FINANCIAL BANCORP AND SUBSIDIARIES
              Condensed Consolidated Statements of Income
                              (Unaudited)
               (in thousands, except per share amounts)


                            Three Months Ended     Six Months Ended
                                 June 30,              June 30,
                           --------------------- ---------------------
                               2004       2003       2004       2003
                           --------------------- ---------------------
Total interest income       $  3,994   $  3,561   $  7,917   $  6,837
Total interest expense           646        689      1,389      1,336
                           ---------- ---------- ---------- ----------
Net interest income            3,348      2,872      6,528      5,501
Provision for loan losses        165         55        235        312
Noninterest income             1,058      1,092      2,043      2,270
Noninterest expense            3,273      3,405      6,579      6,489
Provision for income taxes       290        145        512        269
                           ---------- ---------- ---------- ----------
Net income                  $    678   $    359   $  1,245   $    701
                           ========== ========== ========== ==========

Basic earnings per share:
 Net income available
  for common stock
  shareholders                 $0.38      $0.20      $0.70      $0.39
 Weighted average shares   1,785,657  1,792,859  1,782,254  1,792,923

Diluted earnings per share:
 Net income available
  for common stock
  shareholders                 $0.35      $0.19      $0.65      $0.37
 Weighted average shares   1,925,060  1,897,839  1,917,872  1,880,417

Selected ratios:
 Annualized return on
  average total equity         13.07%      7.29%     12.12%      7.17%
 Annualized return on
  average total assets          0.83%      0.53%      0.77%      0.52%
 Average equity to
  average assets                6.37%      7.29%      6.35%      6.56%
 Net interest margin            4.61%      5.11%      4.59%      5.11%



                                     Selected Balance Sheet Data
                                            (in thousands)
                                             (Unaudited)
                                --------------------------------------
                                   June 30,   December 31,   June 30,
                                     2004          2003        2003
                                ------------ ------------- -----------
Total assets                     $  324,138       321,260     280,512
Securities, available for sale       73,215        90,270      47,971
Total loans, gross                  209,220       182,565     172,218
Allowance for loan losses             2,890         3,262       3,260
Total deposits                      274,747       278,155     246,539
Other borrowings                     24,433        19,255      10,339
Total stockholders' equity           20,524        19,967      19,817

Nonperforming loans              $    1,850         3,880       2,350


    CONTACT: First Financial Bancorp
             Leon Zimmerman, 209-367-2000